    As filed with the Securities and Exchange Commission on August 31, 2001
                                                   Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -----------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                        FLORIDA PUBLIC UTILITIES COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
              FLORIDA                                         59-539080
  (STATE OR OTHER JURISDICTION OF                         (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)
            401 SOUTH DIXIE HIGHWAY, WEST PALM BEACH, FLORIDA 33401
                                 (561) 832-2461
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               -----------------

                                 JACK R. BROWN
                                 VICE PRESIDENT
                        FLORIDA PUBLIC UTILITIES COMPANY
      401 SOUTH DIXIE HIGHWAY, WEST PALM BEACH, FLORIDA 33401
                                 (561) 838-1729
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
      PETER E. REINERT, ESQ.                JOHN L. GILLIS, JR., ESQ.
AKERMAN, SENTERFITT & EIDSON, P.A.           ARMSTRONG TEASDALE LLP
     255 SOUTH ORANGE AVENUE            ONE METROPOLITAN SQUARE, STE 2600
   ORLANDO, FLORIDA 32801-3483              ST. LOUIS, MISSOURI 63102
          (407) 843-7860                         (314) 621-5070
                               -----------------

  Approximate date of commencement of proposed sale to the public: As soon as possible after the effective date of this Registration Statement, as determined by market conditions and other factors.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                               ------------------

                                                  CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                         PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
                TITLE OF SECURITIES                    AMOUNT TO BE     OFFERING PRICE PER     AGGREGATE OFFERING     REGISTRATION
                TO BE REGISTERED(1)                     REGISTERED          UNIT(2)(3)            PRICE(2)(3)            FEE(1)
-----------------------------------------------------------------------------------------------------------------------------------
   % Secured Insured Quarterly Notes due 2031          $15,000,000             100%               $15,000,000            $3,750
-----------------------------------------------------------------------------------------------------------------------------------
First Mortgage Bonds,    % Series Due 2031             $15,000,000             (4)                    (4)                 (4)
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)  Plus accrued interest, if any.
(3)  Calculated in accordance with Rule 457(o) under the Securities Act of
     1933.
(4)  To be issued to secure the    % Secured Insured Quarterly Notes due
     2031. No additional consideration will be received for these bonds.

                       ---------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in acccordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

*****************************************************************************
* The information in this prospectus is not complete and may be changed. We *
* may not sell these securities until the registration statement filed with *
* the Securities and Exchange Commission is effective. This prospectus is   *
* not an offer to sell these securities and we are not soliciting an offer  *
* to buy these securities in any state where the offer or sale is not       *
* permitted.                                                                *
*****************************************************************************

PROSPECTUS, SUBJECT TO COMPLETION, DATED AUGUST 31, 2001
                                            RATINGS: STANDARD & POOR'S: "AAA"
                                            MOODY'S: "Aaa"
                                            (SEE "RATINGS" HEREIN)

                                 $15,000,000

                  Florida Public Utilities Company [Logo]

                      FLORIDA PUBLIC UTILITIES COMPANY

                     % SECURED INSURED QUARTERLY NOTES,
                             DUE OCTOBER 1, 2031
                               (IQ NOTES(SM)*)

     The Secured Insured Quarterly Notes, due 2031, which we refer to as the
"IQ Notes," bear interest at the rate of    % per year. The IQ Notes will
mature on October 1, 2031. We can redeem the IQ Notes on or after October 1, 2006 at 101% of the principal amount plus accrued interest and on or after October 1, 2007 at 100% of the principal amount plus accrued interest.

     Interest on the IQ Notes is payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2002. We will also redeem the IQ Notes, subject to limitations, at the option of the representative of any deceased noteholder. The IQ Notes will be available for purchase in denominations of $1,000 and integral multiples of $1,000.

     We have issued a first mortgage bond as collateral to secure the IQ Notes issued under an indenture described in this prospectus. Our timely payment of the regularly scheduled principal and interest on the IQ Notes will be insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation.

                                Ambac [Logo]

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  PRICE TO PUBLIC      UNDERWRITING DISCOUNT (1)      PROCEEDS TO COMPANY (2)
                  ---------------      -------------------------      -----------------------
PER IQ NOTE            100%                         %                               %
TOTAL               $15,000,000               $                               $

-----------------------
(1) See "Underwriting" for information relating to indemnification of the underwriter.
(2)  Before deduction of our expenses estimated at $      .

     This offering is being underwritten by Edward D. Jones & Co., L.P. on a firm commitment basis, which means that it must purchase all of the IQ Notes if any are purchased. The underwriter's purchase of the IQ Notes is subject to a number of conditions. The underwriter reserves the right to withdraw, cancel or modify such offers and reject orders in whole or in part. We
expect the IQ Notes to be available on or about             , 2001.

*IQ Notes is a service mark of Edward D. Jones & Co., L.P.

                         EDWARD D. JONES & CO., L.P.
                              ----------------
              The date of this prospectus is September   , 2001.

                              TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Forward-Looking Statements...............................................  2
Prospectus Summary ......................................................  3
Our Company .............................................................  5
Use of Proceeds..........................................................  8
Capitalization...........................................................  8
Selected Consolidated Financial Information..............................  9
Ratio of Earnings to Fixed Charges.......................................  9
Description of the IQ Notes.............................................. 10
Description of Pledged Bond.............................................. 15
Ambac Assurance Corporation.............................................. 19
Ratings.................................................................. 21
Underwriting............................................................. 22
Experts.................................................................. 23
Legal Opinions........................................................... 23
Where You Can find More Information...................................... 23
Appendix A--Form of Redemption Request................................... A-1
Appendix B--Form of Ambac Assurance Corporation Insurance Policy......... B-1

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus. The information contained in this prospectus is current only as of the date on the cover page of the prospectus, and may change after that date. By delivering this prospectus, we do not imply that there have been no changes in the information contained in this prospectus or in our affairs since the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                         FORWARD-LOOKING STATEMENTS

     In addition to historical information, we have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus, such as those pertaining to our capital resources and performance of our operations. "Forward-looking statements" are projections, plans, objectives or assumptions about us. Forward-looking statements involve numerous risks and uncertainties, and you should not place undue reliance on these statements because we cannot assure you that the events or circumstances reflected in these statements will actually occur. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect, imprecise or incapable of being realized. The following factors, among others set forth in our filings with the Securities and Exchange Commission or in our press releases, could cause actual results and future events to differ materially from those set forth or contemplated in our forward-looking statements:

     o General economic conditions on an international, national, state and local level;
     o Weather and seasonal variations;
     o Changes in commodity costs;
     o Competition;
     o Failure to effectively and efficiently manage our growth;
     o Rate regulation and rates of return;
     o Costs and effects of legal proceedings and environmental liabilities;
     o Financing capital expenditures;
     o Rapidly increasing operating costs; and
     o Changes in business strategies.

                             PROSPECTUS SUMMARY

     The following summary sets forth certain pertinent facts and does not contain all the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision. In particular, see the information presented under the captions "Our Company," "Description of IQ Notes," "Description of Pledged Bond" and "Where You Can Find More Information." All references in this prospectus to "Florida Public Utilities," "the Company," "our Company," "we," "us," or "our" mean and include Florida Public Utilities Company and its subsidiary.

                                 OUR COMPANY

     We are an operating public utility engaged principally in the purchase, transmission, distribution and sale of electricity and in the purchase, transmission, distribution, sale and transportation of natural gas. We are regulated by the Florida Public Service Commission (except for propane gas service) and provide natural and propane gas service, electric service and water service to consumers in Florida. We have four divisions:

     o West Palm Beach Division, located in southeast Florida, which serves 29,308 natural gas customers and 5,530 propane gas customers;

     o Central Florida Division, located in central Florida, which serves 10,785 natural gas customers and 2,278 propane customers;

     o Marianna Division, located in the Florida panhandle, which serves 12,112 electric customers; and

     o Fernandina Beach Division, located in extreme northeast Florida, which serves 13,405 electric customers, 6,866 water customers and 34 propane customers.

     Our executive offices are located at 401 South Dixie Highway, West Palm Beach, Florida 33401 and our telephone number is (561) 832-2461.

                            THE IQ NOTES OFFERING

Secured Insured
Quarterly Notes Offered......We are offering $15,000,000 aggregate principal amount of IQ Notes which will bear interest at
                             a rate of   % per year. Interest on the IQ Notes
                             will be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2002.

Date of Maturity.............The IQ Notes will mature on October 1, 2031.

Record Date..................We will make payments to the holders of record of the IQ Notes on the fifteenth calendar day of each December, March, June and September.

Our Redemption Rights........We can redeem the IQ Notes on or after October
                             1, 2006 at 101% of the principal amount plus accrued interest and on or after October 1, 2007 at 100% of the principal amount plus accrued interest.

No Sinking Fund..............We are not required to set aside funds to redeem the IQ Notes.

Redemption Option of a
Noteholder's Representative..We will redeem the IQ Notes at the option of the representative of any deceased owner of an IQ Note at 100% of the principal amount, plus accrued interest, subject to the following conditions: The maximum principal amount we will redeem is $25,000 per deceased owner and an aggregate of $300,000 for all deceased owners during the initial period from the date of the original issuance of the IQ Notes through and including October 1, 2002, and during each twelve-month period thereafter.

Insurance....................The timely payment of the regularly scheduled principal and interest on the IQ Notes will be insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation that will be issued at the same time the IQ Notes are delivered.

Security.....................We have issued a first mortgage bond as collateral to secure the IQ Notes.

Ratings......................The IQ Notes will be rated "AAA" by Standard &
                             Poor's Ratings Group ("S&P") and "Aaa" by
                             Moody's Investors Services, Inc. ("Moody's").

Use of Proceeds..............We estimate that the net proceeds of the offering of the IQ Notes will be approximately
                             $      . We intend to use the net proceeds from
                             the offering to reduce outstanding balances under our line of credit.

Ratio of Earnings to Fixed
Charges......................Our ratio of earnings to fixed charges for the twelve months ended June 30, 2001 was 2.37x and June 30, 2000 was 2.53x, and for each of the years ended December 31: 2000 was 2.38x; 1999 was 2.72x; 1998 was 2.60x; 1997 was 2.35x; and
                             1996 was 2.42x.

                                 OUR COMPANY

     We were incorporated in 1924 as a Florida corporation. We are regulated by the Florida Public Service Commission (except for propane gas service), and we provide natural and propane gas service, electric service and water service to consumers in Florida. We have four divisions as of December 31, 2000:

     o West Palm Beach Division, located in southeast Florida, which serves 29,308 natural gas customers and 5,530 propane gas customers;

     o Central Florida Division, located in central Florida, which serves 10,785 natural gas customers and 2,278 propane customers;

     o Marianna Division, located in the Florida panhandle, which serves 12,112 electric customers; and

     o Fernandina Beach Division, located in extreme northeast Florida, which serves 13,405 electric customers, 6,866 water customers and 34 propane customers.

     The economies of Palm Beach County and the Central Florida Division rely somewhat on the migration of seasonal residents and tourists during the winter season. Agriculture and citrus processing, together with light industry, provide year-round stability. Marianna's economy is predominantly agricultural including peanuts, soy beans, corn, pork and beef. The area has many small industries. Fernandina's economy is centered around two large paper mills; ITT Rayonier, Inc. and Jefferson Smurfit Corp. In Fernandina Beach, these two large paper mills accounted for 15.7% of total 2000 electric division operating revenues and 7.3% of our total operating revenues. However, such mills accounted for 5.9% of total 2000 electric division operating margin and 2.0% of our total operating margin.

SOURCES OF SUPPLY

NATURAL GAS

     We receive our total supply of natural gas at eleven city gate stations connected to Florida Gas Transmission Company's (FGT) pipeline system. We have the adequate redundancy of gate stations in each distribution system to assure high levels of continuous service to our customers.

     FGT is the sole natural gas pipeline serving peninsular Florida and is under the jurisdiction of the Federal Energy Regulatory Commission (FERC). We use FGT solely as a carrier of natural gas. All gas supplies for our traditional sales markets are independently procured by us using gas marketers and producers. Our transportation customers are responsible for obtaining their own gas supplies and arranging for pipeline transportation.

     We are in full compliance with the Gas Industry Standards Board's
(GISB) standards. The GISB was formed to develop a uniform nationwide network of natural gas producers, marketers, gathering systems, pipelines, distribution companies and customers. The GISB's standards place all participants on the same time schedules for procurement, capacity transactions and invoicing. It caused the network to be fully available twenty-four hours per day, 365 days per year.

     We have gained vast experience directly contracting for gas supplies with marketers and producers while contracting for transportation services from FGT. This experience appropriately postures us to be most effective in operating within a deregulated environment. We lowered our fuel cost substantially in recent years by directly purchasing gas supplies from sources other than FGT. All fuel costs and associated savings are passed along to our traditional sales customers. Additionally, we have actively reduced demand charges we pay for the pipeline capacity by "subletting" unused capacity, for short terms, to other shippers on FGT's system. We are one of Florida's lowest cost suppliers of natural gas.

     We have made off-system sales since receiving approval for the appropriate tariff from the Florida Public Service Commission (FPSC). Off-system sales allow us to broaden our market to include any commercial customer within the state of Florida who currently uses natural gas. We have transacted off-systems sales with national marketers, electric generators, other gas distributors and agricultural firms, to name a few. The tariff permits us to profit share with our customers. We will take advantage of every future opportunity to keep our total cost of gas as low as possible.

     During 2000, the national natural gas market experienced unprecedented high levels of the commodity cost of gas. We have collected the increased cost from our customers.

     We have been an active participant in the FPSC unbundling docket. This docket focuses on the potential for unbundling natural gas services of distribution companies regulated by the FPSC. During 2000, the FPSC conducted an agenda hearing to determine when the FPSC would require local distribution companies to offer transportation services to all commercial customers. During 2000, the FPSC issued an order that will allow any commercial natural gas customer to choose their supplier. Some of our commercial natural gas customers may elect to choose a supplier, other than us; however, our operating results would not be affected as we realize the same operating margin regardless of whether the customer purchases the gas from us or uses our system to transport the gas. We officially offered unbundled services to commercial customers beginning August 1, 2001. The PSC approved various mechanisms which will allow us to be reimbursed for the incremental cost of providing unbundled services.

ELECTRICITY

     We purchase most of our electrical power supply at wholesale rates from two generating utilities. Less than 1% of our power supply is purchased on an as available basis from a self-generating paper mill.

     Deregulation of the wholesale power market has enabled us to negotiate long term power supply agreements which reduced our cost of purchased power. Cost savings from these lower power supply costs are passed on to our customers. Our residential and commercial electric rates are lower than most of Florida's other electric utilities.

     We have a power supply agreement, which will expire in 2007, with Gulf Power Company to supply electric power for the Marianna Division. We also have a power supply agreement with the Jacksonville Electric Authority, which expires in 2007, to supply power to the Fernandina Beach Division.

PROPANE GAS

     We receive our propane supply from one primary supplier, Dynegy
Gas Liquids, and two secondary suppliers, Propane Resources and Sea 3 of Florida. We negotiate yearly with our suppliers to obtain the best possible supply cost for our customers. Each year we "pre-buy" 40% to 60% of our winter heating season needs to ensure price stability and ample supply during those peak demand months.

WATER SUPPLY

     The source of supply for our Fernandina Beach water system is derived solely from the Floridan aquifer. We own a total of six wells penetrating the Floridan aquifer. All of the wells draw water from the

Ocala and Avon Park limestone formations. Two wells are located at each of our three water plants. The three water plants are interconnected by a distribution system with ample redundancy. The capacity of the six wells is adequate to provide estimated customer water demands for the next ten years. The Floridan aquifer is the major source of water supply for municipal, domestic, and industrial water supply in Nassau County. The majority of water withdrawn from the aquifer is used by the pulp and paper industry.

     We are required to test quarterly for chloride to measure for possible salt water intrusion into the aquifer. Our testing indicates that salt water intrusion should not be a problem for the near future. However, this condition could change if two nearby paper mills are permitted by government agencies to significantly increase their withdrawal from the aquifer. We do not anticipate this change. Salt water intrusion would require a change in water treatment method, resulting in a sizeable investment in treatment facilities. We believe these investments, if necessary in the future, would be allowed in rate base by the Florida Public Service Commission and a fair return permitted.

     The following table sets forth the revenues, operating profit and identifiable assets of each of our business segments. (See "Segment Information" in the Notes to Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.)

                                               YEARS ENDED DECEMBER 31,
                                      -----------------------------------------
                                       2000              1999             1998
                                       ----              ----             ----
                                                (DOLLARS IN THOUSANDS)
Revenues
     Natural gas                      $38,270          $30,287          $29,734
     Electric                         $39,304          $37,544          $40,254
     Water                            $ 2,805          $ 2,401          $ 2,161
     Propane gas                      $ 4,380          $ 3,866          $ 4,043

Operating profit
     Natural gas                      $ 3,789          $ 3,493          $ 3,444
     Electric                         $ 3,016          $ 3,173          $ 3,213
     Water                            $   932          $   739          $   599
     Propane gas                      $   264          $   393          $   207

                                                     DECEMBER 31,
                                      -----------------------------------------
                                       2000              1999             1998
                                       ----              ----             ----
                                                (DOLLARS IN THOUSANDS)
Identifiable assets
     Natural gas                      $42,564          $38,355          $36,870
     Electric                         $36,911          $35,384          $34,605
     Water                            $ 9,038          $ 7,199          $ 5,941
     Propane gas                      $ 5,648          $ 4,999          $ 5,134

REGULATION

     The Florida Public Service Commission has authority encompassing natural gas, electric and water rates, conditions of service, the issuance of securities and certain other matters affecting our operations.

FRANCHISES

     We hold franchises in most of the incorporated municipalities and in one of the counties (Jackson County) where we provide natural gas, electric and water services. These franchises generally have terms from 15 to 30 years and terminate at various dates. We are in negotiations with some municipalities in which our franchises have lapsed. We continue to provide services in these municipalities and do not anticipate any interruption in our service.

EMPLOYEES

     On December 31, 2000, we had 315 employees, of whom 101 were covered under union contracts with two labor unions, the International Brotherhood of Electrical Workers and the International Chemical Workers Union. We believe our relations with our employees are good.

COMPETITION

     Generally, in municipalities and other areas where we provide natural gas, electric, and water services, no other utility directly renders such service. Each of our gas, electric and propane businesses faces competition from providers of alternate sources of energy. The principal considerations affecting a customer's selection among competing energy sources include price, equipment cost, reliability, ease of delivery and service. In addition, the type of equipment already installed in businesses and residences significantly affects the customer's choice of energy.

                               USE OF PROCEEDS

     We estimate that the aggregate net proceeds from the offering of the IQ
Notes will be $     , after deducting the estimated offering expenses and the
underwriter's discounts and commissions. We currently intend to use the net proceeds to reduce outstanding balances under our line of credit. We have an unsecured line of credit with a total borrowing capacity of $22,500,000 with an outstanding balance as of August 20, 2001 of $20,375,000 at an interest rate of approximately 4.10%, which matures on April 30, 2003. Borrowings under the line of credit have been used for capital improvements.

                               CAPITALIZATION

     The following table sets forth our capitalization at June 30, 2001, and as adjusted to reflect the issuance of the IQ Notes and the anticipated use of estimated net proceeds therefrom. The following data are qualified in their entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this prospectus by reference.

                                                                             AT JUNE 30, 2001
                                                                     --------------------------------
                                                                     ACTUAL           AS ADJUSTED (1)
                                                                     ------           ---------------
                                                                          (DOLLARS IN THOUSANDS)
     Long-Term Debt                                                  $23,500              $38,500
     Common Equity                                                    28,653               28,653
     Preferred Stock                                                     600                  600
                                                                     -------              -------
     Total Capitalization                                            $52,753              $67,753
                                                                     =======              =======
     Short-Term Debt
         (including current maturities of long-term debt) (2)        $21,735              $ 7,895
                                                                     =======              =======

-------------------------

(1)  Adjusted for the issuance of the IQ Notes at par.
(2)  Current maturities of long-term debt at June 30, 2001 were zero.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information for our Company on a historical basis. The information was derived from our financial statements, which are incorporated by reference in this prospectus.

     The selected consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included with the financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2000, and our Form 10-Q for the six-month period ended June 30, 2001, both incorporated by reference in this prospectus.

                                    SIX MONTHS ENDED
                                        JUNE 30,                       YEARS ENDED DECEMBER 31,
                                   ------------------    ---------------------------------------------------
                                    2001        2000       2000       1999       1998       1997       1996
                                    ----        ----       ----       ----       ----       ----       ----
                                                                        (DOLLARS IN THOUSANDS)
SUMMARY OF OPERATIONS:
----------------------
Operating revenues                 $53,596    $41,007    $84,759    $74,098    $76,192    $78,134    $78,810
Gross profit                       $17,033    $15,922    $31,143    $29,342    $28,491    $26,679    $26,937
Gain on sale of property,
    net of income taxes            $   -      $   -      $   -      $    83    $   -      $   522    $   -
Net income                         $ 1,983    $ 1,952    $ 3,288    $ 3,529    $ 3,068    $ 3,191    $ 2,751


                                   JUNE 30,                           DECEMBER 31,
                                   --------     --------------------------------------------------------
                                     2001         2000         1999        1998        1997        1996
                                     ----         ----         ----        ----        ----        ----
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
-------------------
Utility Plant - net                $ 88,563     $ 84,200     $78,272     $75,227     $72,724     $69,876
Total Assets                       $109,916     $108,588     $96,543     $92,406     $89,050     $88,169
Common Shareholders' Equity        $ 28,653     $ 27,510     $25,866     $27,622     $26,189     $24,511
Preferred Stock                    $    600     $    600     $   600     $   600     $   600     $   600
Long-term Debt                     $ 23,500     $ 23,500     $23,500     $23,500     $23,500     $23,500
Short-term Debt                    $ 21,735     $ 17,900     $13,000     $ 8,200     $ 7,600     $ 7,900

                     RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

                                     TWELVE MONTHS
                                         ENDED
                                      JUNE 30, *                      YEARS ENDED DECEMBER 31,
                                    ---------------       -----------------------------------------------
                                    2001       2000       2000       1999       1998      1997       1996
                                    ----       ----       ----       ----       ----      ----       ----
Ratio of Earnings to
Fixed Charges                       2.37x      2.53x      2.38x      2.72x      2.60x     2.35x       2.42x

     The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income, to which has been added fixed charges (less capitalized interest) and taxes based on our income. Fixed charges consist of interest charges (expensed and capitalized) and any debt related amortizations. Earnings for 1997 and 1999 exclude the gain on the sale of non-utility property.

-----------------------

* The results for the twelve months ended June 30, 2001, may not be representative of results for the 2001 fiscal year due primarily to seasonality.

                         DESCRIPTION OF THE IQ NOTES

     Set forth below is a description of the specific terms of the IQ Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the indenture dated as of September 1, 2001, (the "Note Indenture") between Florida Public Utilities and SunTrust Bank, as trustee (the "Note Trustee"), pursuant to which the IQ Notes will be issued.

GENERAL

     The IQ Notes will be issued as a series of Secured Notes under the
Note Indenture. The IQ Notes are not subject to any sinking fund provision. The IQ Notes are available for purchase in denominations of $1,000 and integral multiples of $1,000.

     The IQ Notes will be limited in aggregate principal amount to $15,000,000. The entire principal amount of the IQ Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on October 1, 2031.

INTEREST

     Each IQ Note will bear interest at   % per year from the date of original
issuance, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, each of which we refer to as an "Interest Payment Date," to the person in whose name such IQ Note is registered at the close of business on the fifteenth calendar day of the month preceding the respective Interest Payment Date. The initial Interest Payment Date is
January 1, 2002, and the payment on that date will include all accrued interest from the date of issuance. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date is not a business day, then payment of the interest will be made on the next business day (and without any interest or other payment in respect of any such delay).

OPTIONAL REDEMPTION

     The IQ Notes will be redeemable at our option, in whole or in part, at any time and from time to time on or after October 1, 2006, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the Redemption Date:

          Period                                              Percentage of Par
          ------                                              -----------------
          October 1, 2006 - September 30, 2007................      101%
          Thereafter..........................................      100%

     We will select the principal amount, if less than all of the IQ Notes are to be redeemed. If we elect to redeem less than all of the then outstanding IQ Notes, the Note Trustee will select IQ Notes for redemption by lot. IQ Notes in denominations larger than $1,000 may be redeemed in integral multiples of $1,000.

     Either the Note Trustee or we will mail a notice of redemption to each holder of the IQ Notes to be redeemed at his registered address at least 30 days but not more than 60 days before the date selected for redemption (the "Redemption Date"). That notice will set forth the Redemption Date and Redemption Price.

     On and after the Redemption Date, interest will cease to accrue on IQ Notes or portions thereof called for redemption, unless we default in the payment of the Redemption Price.

     There will be no sinking fund for the IQ Notes. This means that, except for limited amounts of IQ Notes which we are required to redeem at the election of Representatives of deceased holders of interests in the IQ Notes, we will not be required to redeem or pay off any IQ Notes prior to their maturity date of October 1, 2031.

     Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding IQ Notes by tender, in the open market or by private agreement.

SPECIAL INSURANCE PROVISIONS OF THE NOTE INDENTURE

     Notwithstanding any other provision of the Note Indenture, so long as Ambac Assurance Corporation (the "Insurer") is not in default under the financial guaranty insurance policy, the Insurer shall be entitled to control and direct the enforcement of all rights and remedies with respect to the IQ Notes, except for the rights provided under "--Limited Right of Redemption Upon Death of Beneficial Owner."

     No amendment to the Note Indenture which requires consent of holders of IQ Notes or which affects the rights of the Insurer may be made without the prior written consent of the Insurer.

LIMITED RIGHT OF REDEMPTION UPON DEATH OF BENEFICIAL OWNER

     Unless the IQ Notes have been declared due and payable prior to their maturity by reason of an event of default, the Representative (as hereinafter defined) of a deceased Beneficial Owner (as hereinafter defined) has the right to request redemption prior to stated maturity of all or part of his interest in the IQ Notes, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem, during the period from the original issue date through and including October 1, 2002 (the "Initial Period"), and during any twelve-month period which ends on and includes each October 1 thereafter (each such twelve-month period being hereinafter referred to as a "Subsequent Period"), (i) on behalf of a deceased Beneficial Owner any interest in the IQ Notes which exceeds $25,000 principal amount or (ii) interests in the IQ Notes exceeding $300,000 in aggregate principal amount. A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount.

     We may, at our option, redeem interests of any deceased Beneficial Owner in the IQ Notes in the Initial Period or any Subsequent Period in excess of the $25,000 limitation. Any such redemption, to the extent that it exceeds the $25,000 limitation for any deceased Beneficial Owner, shall not be included in the computation of the $300,000 aggregate limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. We may, at our option, redeem interests of deceased Beneficial Owners in the IQ Notes, in the Initial Period or any Subsequent Period in an aggregate principal amount exceeding $300,000. Any such redemption, to the extent it exceeds the $300,000 aggregate limitation shall not reduce the $300,000 aggregate limitation for any Subsequent Period. On any determination by the Company to redeem IQ Notes in excess of the $25,000 limitation or the $300,000 aggregate limitation, IQ Notes so redeemed shall be redeemed in the order of the receipt of Redemption Requests (as hereinafter defined) by the Note Trustee.

     A request for redemption of an interest in the IQ Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or from a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust
(each, a "Representative"). The Representative shall deliver a request to the Participant (hereinafter defined) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial
Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the IQ Notes to be redeemed. The Participant shall thereupon deliver to the Depositary a request for redemption substantially in the form attached as Appendix A hereto (a "Redemption Request"). The Depositary will, on receipt thereof, forward the same to the Trustee. The Note Trustee shall maintain records with respect to Redemption Requests received by it including date of receipt, the name of the Participant filing the Redemption Request and the status of each such Redemption Request with respect to the $25,000 limitation and the $300,000 aggregate limitation. The Note Trustee will immediately file each Redemption Request it receives, together with the information regarding the eligibility thereof with respect to the $25,000 limitation and the $300,000 aggregate limitation with us. The Depositary, the Issuer and the Note Trustee may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the IQ Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

     Subject to the $25,000 limitation and the $300,000 aggregate limitation, we will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the IQ Notes within 60 days following receipt by us of a Redemption Request from the Note Trustee. If Redemption Requests exceed the aggregate principal amount of interests in IQ Notes required to be redeemed during the Initial Period or during any Subsequent Period, then such excess Redemption Requests will be applied in the order received by the Note Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. We may, at any time notify the Note Trustee that it will redeem, on a date not less than 30 nor more than 60 days thereafter, all or any such lesser amount of IQ Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the $25,000 limitation or the $300,000 aggregate limitation. Any IQ Notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Note Trustee.

     The price to be paid by the Company for the IQ Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the date of payment. Subject to arrangements with the Depositary, payment for interests in the IQ Notes which are to be redeemed shall be made to the Depositary upon presentation of IQ Notes to the Note Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Note Trustee by the Depositary which are to be fulfilled in connection with such payment. The principal amount of any IQ Notes acquired or redeemed by the Company other than by redemption at the option of any Representative of a deceased Beneficial Owner pursuant to this section shall not be included in the computation of either the $25,000 limitation or the $300,000 aggregate limitation for the Initial Period or for any Subsequent Period.

     For purposes of this section, a "Beneficial Owner" means the Person who has the right to sell, transfer or otherwise dispose of an interest in an IQ Note and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof. In general, a determination of beneficial ownership in the IQ Notes will be subject to the rules, regulations and procedures governing the Depositary and institutions that have accounts with the Depositary or a nominee thereof ("Participants").

     For purposes of this section, an interest in an IQ Note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the IQ Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

     In the case of a redemption request which is presented on behalf of a deceased beneficial owner and which has not been fulfilled at the time we give notice of our election to redeem the IQ Notes, the IQ Notes which are the subject of such pending redemption request shall be redeemed prior to any other IQ Notes.

     Any Redemption Request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the Participant on behalf of such person to the Depositary and by the Depositary to the Note Trustee not less than 30 days prior to payment thereof by us.

     We may, at our option, purchase any IQ Notes for which Redemption Requests have been received in lieu of redeeming such IQ Notes. Any IQ Notes so purchased by the Company shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Note Trustee for redemption and cancellation.

     During such time or times as the IQ Notes are not represented by a Global Security, as that term is defined in the "Book-Entry Only Issuance - The Depository Trust Company" section of this prospectus and are issued in definitive form, all references in this Section to Participants and the Depositary, including the Depositary's governing rules, regulations and procedures shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by the Company (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the IQ Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all redemption requests, to be effective, shall be delivered by the Representative to the Note Trustee, with a copy to the Company, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the IQ Notes that are the subject of such request.

     Because of the limitations of our requirement to redeem, no Beneficial Owner can have any assurance that its interest in the IQ Notes will be paid prior to maturity.

SECURITY

     Our First Mortgage Bond,   % Series due 2031 (the "Pledged Bond") has
been issued under the Indenture of Mortgage, dated September 1, 1942, as heretofore supplemented and amended by supplemental indentures, including a Fourteenth Supplemental Indenture (the "New Supplement") (such Indenture of Mortgage, as supplemented, is herein referred to as the "Mortgage"), all from Florida Public Utilities to SunTrust Bank, (the "Mortgage Trustee"), and pledged to the Note Trustee under the Note Indenture to secure notes issued under the Note Indenture, including the IQ Notes.

     We shall make payments of the principal of, and premium or interest on, the Pledged Bond to the Note Trustee, which payments shall be applied by the Note Trustee to satisfaction of all obligations then due on the IQ Notes.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as the initial securities Depositary for the IQ Notes. The IQ Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global IQ Notes (the "Global Security") will be issued, representing in the aggregate the total principal amount of IQ Notes, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of IQ Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the IQ Notes on DTC's records. The ownership interest of each actual purchaser of IQ Notes (such purchaser, or the person to whom such purchaser conveys his or her ownership interest, a "Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased IQ Notes. Transfers of ownership interests in the IQ Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in IQ Notes, except in the event that use of the book-entry system for the IQ Notes is discontinued, we determine that Beneficial Owners may exchange their ownership interests for such certificates or there shall have occurred an Event of Default.

     DTC will have no knowledge of the actual Beneficial Owners of the IQ Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such IQ Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to DTC. If less than all of the IQ Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the IQ Notes in accordance with its procedures.

     Although voting with respect to the IQ Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to IQ Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the IQ Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the IQ Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or Florida Public Utilities, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of Florida Public Utilities, disbursements of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a global IQ Note will not be entitled to receive physical delivery of IQ Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the IQ Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global IQ Note.

     DTC may discontinue providing its services as security Depositary with respect to the IQ Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities Depositary is not obtained, IQ Note certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor Depositary) with respect to the IQ Notes. In that event, certificates for the IQ Notes will be printed and delivered to the holders of record.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                         DESCRIPTION OF PLEDGED BOND

GENERAL

     The Pledged Bond is to be issued under and secured by the Mortgage and the New Supplement providing for the Pledged Bond. The Pledged Bond constitutes the Fourteenth Series of the Company's First Mortgage Bonds
designated as "First Mortgage Bonds,    % Series due 2031," which is limited
to the aggregate principal amount of $15,000,000. The following statement includes brief summaries of certain provisions of the Mortgage. For a complete statement of such provisions, reference is made to the actual provisions of the Mortgage. First Mortgage Bonds issued or issuable under the Mortgage are hereinafter sometimes called "Bonds." A copy of the Mortgage including the New Supplement may be inspected at the office of the Mortgage Trustee at SunTrust Bank, 225 East Robinson Street, Suite 250, P.O. Box 44, Orlando, Florida 32802-0044, or at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. References to articles and sections under this caption are reference to articles and sections of the Mortgage.

     The Pledged Bond will be issued initially to the Note Trustee and will be issuable only in fully registered form in any denomination authorized by us. The Pledged Bond will be transferable and the several denominations thereof will be exchangeable for Bonds of other authorized denominations but of the same series and aggregate principal amount, upon compliance with the applicable provisions of the Mortgage and the Note Indenture. No service charge will be made for any such transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

INTEREST, MATURITY AND PAYMENT

     Interest on the Pledged Bond shall accrue at the rate of    % per annum
computed on the basis of a 360-day year of twelve 30-day months and shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, payable initially on January 1, 2002, subject to receipt of certain credits against principal and interest and such obligations as set forth below.

     In addition to any other credit, payment or satisfaction to which we are entitled with respect to the Pledged Bond, we shall be entitled to credits against amounts otherwise payable in respect of the Pledged Bond in an amount corresponding to (i) the principal amount of any of the IQ Notes issued under the Note Indenture secured thereby surrendered to the Note Trustee by the Company, or purchased by the Note Trustee, for cancellation,
(ii) the amount of money held by the Note Trustee and available and designated for the payment of principal of, and/or interest on, the Notes secured thereby, regardless of the source of payment to the Note Trustee of such moneys and (iii) the amount by which principal of and interest due on the Pledged Bond exceeds principal of and interest due on the Notes secured thereby. (Section 5.01).

LIEN AND SECURITY

     The Pledged Bond is secured by the lien of the Mortgage equally and proportionately with all other Bonds. The Mortgage constitutes a first lien (subject to "permitted liens" as defined in the Mortgage) on substantially all our property and franchises now owned or hereafter acquired for the equal and ratable benefit of all Bonds now or hereafter outstanding under the Mortgage. The Mortgage excepts from its lien materials and supplies consumable in our operations, merchandise and products acquired, manufactured, produced or held for sale in the usual course of business, motor vehicles, and cash, accounts receivable, stocks, bonds, notes, and securities which are neither specifically pledged with the Mortgage Trustee nor required by the Mortgage to be so pledged. (Granting Clause). There are certain conditions which must be complied with relating to the lien of the Mortgage in case of a merger, consolidation or sale of all the assets of the Company. (Article 10).

ISSUANCE OF ADDITIONAL BONDS

     Additional Bonds, ranking equally with all outstanding Bonds, may be issued under the Mortgage, without limit as to aggregate principal amount, upon compliance with Article 2.03 of the Mortgage and after obtaining the approval of the Florida Public Service Commission ("PSC"). The principal provisions for the issuance of additional Bonds are summarized below.

     Additional Bonds may be issued in principal amount not exceeding: (i) 60% of the cost of property additions after taking into account retirements of property which consist of real and personal property constructed or acquired by the Company subject to the lien of the Mortgage and not previously utilized under the Mortgage as the basis for additional Bonds; provided that, the aggregate principal amount of all outstanding prior lien obligations upon all property additions used as the basis for authentication of Bonds, withdrawal of money, or release of property under the Mortgage or as a credit against a payment to any improvement or sinking fund for Bonds of a particular series, or a replacement fund shall not exceed 10% of the principal amount of all Bonds to be outstanding after authentication of those about to be authenticated, calculated as follows: (i) the net amount of additional property shown by all additional property certificates then or theretofore furnished to the Trustee not theretofore funded or then being funded, (ii) the aggregate cost of additional property acquired or constructed by us up to a date stated therein not theretofore funded or included in any additional property certificate, (iii) the aggregate amount of all retirements which have not been included in any additional property certificate made up to and including a date (which shall be not more than sixty (60) days prior to the date of such certificate nor earlier than the date specified pursuant to (ii) above) specified in said certificate, and that there have been no substantial retirements between such date and the date of such certificate, (iv) the amount of any credit for substitution in connection with the retirements shown pursuant to (iii) above, (v) the amount of depreciation of the mortgaged property specified in the certificate being filed and the amount, if any, by which the depreciation so calculated exceeds the retirements for the same period, and (vi) that the sum of the amounts set forth under (i) and (ii) above is at least equal to the sum of (a) the amount of retirements shown in such certificate less the credit for substitution and (b) any excess of depreciation over retirements shown pursuant to (v) above. (Section 3.03).

RESTRICTIONS ON DIVIDENDS

     So long as any First Mortgage Bonds,    % Series due 2031 shall remain
outstanding, we will not declare or pay any dividend on any shares of our Common Stock or make any distribution on such shares, or purchase or otherwise acquire any such shares (other than in exchange for, or from the proceeds of, other shares of our capital stock and other than any class of preferred stock required to be purchased, redeemed or otherwise retired for any sinking or purchase fund for such class of stock) if the aggregate amount so distributed or expended after December 31, 2001, would exceed the aggregate amount of our net income available for dividends on our common stock accumulated after December 31, 2000, plus the sum of $2,500,000. (Section 1.07, 14th Supp.).

REDEMPTION

     The Pledged Bond shall be subject to redemption, either as a whole or in part, from time to time, at our option, upon payment of the principal amount on or after October 1, 2006 at 101% of the principal amount plus accrued interest and on or after October 1, 2007 at 100% of the principal amount plus interest. (Section 1.03, 14th Supp.).

CONSOLIDATION, MERGER, OR SALE

     Subject to the approval of the PSC, the Mortgage does not prevent a consolidation or merger of the Company with or into any other corporation or a conveyance and transfer of all of the property and franchises of the Company to any other corporation, if (i) the consolidation, merger, or conveyance and transfer is subject to the continuing lien of the Mortgage on the mortgaged property and will not impair the lien or any of the rights or powers of the Trustee or bondholders; (ii) any such successor corporation executes and delivers a supplemental indenture which contains, among other things (x) agree to assume all our obligations under the Mortgage, (y) agree to pay duly and punctually the principal of and interest on the Bonds, (z) agree to perform and fulfill all the terms, covenants and conditions under the Mortgage, and (iii) the Mortgage Trustee shall have been furnished with an opinion of counsel that the provisions of the Note Indenture have been complied with along with any supplemental indentures. (Article 10).

MODIFICATIONS OF MORTGAGE

     With the written consent of the holders of 75% in principal amount of the Bonds outstanding, any of the provisions of the Mortgage or of the Bonds may be altered, amended or eliminated, or additional provisions added. If such change pertains only to the Bonds of one or more series, but less than all series, only the written consent of the holders of 60% in principal amount of the then outstanding Bonds of each series to which such change pertains is needed. However, no such change may (i) alter or modify the right of any bondholder to receive payment of the principal of and interest on his Bonds on or after the respective due dates thereof; (ii) permit the creation of any lien prior to or on a parity with the lien of the Note Indenture, or (iii) reduce the percentage of bondholders whose consent shall be required for the execution of any modifications or alterations to the
Note Indenture. The consent of the PSC may be required before certain of the above actions may be taken. Certain other modifications and amendments described in the Mortgage may be made without the consent of the bondholders. (Section 12.01).

PERCENTAGE OF BONDHOLDERS REQUIRED TO TAKE CERTAIN ACTION

     Upon the occurrence of a Mortgage Event of Default (as defined below), the Mortgage Trustee or the holders of 25% in principal amount of the Bonds then outstanding may by written declaration accelerate the maturity of the principal of all the Bonds; but if we shall cure all Mortgage Events of Default, the holders of a majority in principal amount of the Bonds then outstanding may rescind, or require the Mortgage Trustee to rescind, such acceleration. (Section 9.01).

DEFAULTS AND NOTICE THEREOF

     The following constitute events of default under the Mortgage (a "Mortgage Event of Default"): (i) defaults in the payment of principal of any Bond; (ii) default for 30 days in the payment of interest on any Bond or in the payment of any sinking fund obligation; (iii) default for 60 days after notice in the performance of any other covenant in the Mortgage; (iv) the rendering against us of a final judgment, decree or order for the payment of money which we have not discharged within 60 days from the entry thereof in excess of $50,000 unless we have appealed and secured a stay of execution. (Section 9.01).

DISCHARGE AND SATISFACTION

     Whenever all amounts due or to become due on all outstanding Bonds issued under the Mortgage shall have been paid or provision for the payment thereof shall have been made (as such provision for payment is defined below) and all amounts payable by us to the Mortgage Trustee under the Mortgage shall have been paid, the Mortgage Trustee shall, upon the request and at the expense of us, satisfy or discharge the Mortgage of record wherever recorded, and convey, transfer, assign and deliver the mortgaged property to or upon the order of us, and all the title, estate, rights and powers of the Mortgage Trustee shall forthwith cease and the mortgaged property shall revert to us, and all responsibility of the Mortgage Trustee and all obligations of us under the Mortgage (except as expressly provided therein) shall then cease.

     "Provision for payment of a Bond" shall be deemed to have been made if
(a) when the principal of such Bond shall have become due and payable, whether by maturity, call for redemption, declaration, or otherwise, all amounts due thereon shall have been paid or shall have been deposited in trust with and shall be held by the Mortgage Trustee for the account of the holder thereof, or (b) at any time in advance of the maturity thereof, we
(1) shall have either (i) deposited with the Mortgage Trustee in trust all amounts to become due thereon up to and upon the maturity date thereof or
(ii) duly called such Bond for redemption on a date specified, in accordance with the provisions of the Mortgage, given all notices required to make such call effective or made provision satisfactory to the Mortgage Trustee for giving all such notices, and deposited with the Mortgage Trustee in trust all amounts to become due upon such Bond up to and upon such redemption date, and (2) shall have irrevocably authorized the Mortgage Trustee forthwith to pay to the holder thereof, out of the funds so deposited with it, all amounts so to become due on such Bond up to and upon the maturity date or the redemption date, as the case may be, such payment to be made upon such Bond whenever the same shall be presented for that purpose without awaiting the maturity date or the redemption date, and shall have given at least one notice by publication of such deposit and authorization or shall have made provision satisfactory to the Mortgage Trustee for giving such notice. (Article 13).

                         AMBAC ASSURANCE CORPORATION

     The following information has been furnished by Ambac Assurance Corporation (the "Insurer") for use in this prospectus. No representation is made by us or the Underwriter as to the accuracy or completeness of such information. Reference is made to Appendix B for a specimen of the Insurer's policy.

THE POLICY

     The Insurer has committed to issue a financial guaranty insurance policy (the "Policy") relating to the IQ Notes, effective as of the date of issuance of the IQ Notes. Under the terms of the Policy, the Insurer will pay to The Bank of New York, in New York, New York or any successor thereto (the "Insurance Trustee"), that portion of the principal of and interest on the IQ Notes which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Issuer (as such terms are defined in the Policy). The Insurer will make such payments to the Insurance Trustee on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which the Insurer shall have received notice of Nonpayment from the Note Trustee. The insurance will extend for the term of the IQ Notes and, once issued, cannot be canceled by the Insurer.

     The Policy will insure payment only on stated maturity dates, in the case of principal, and on stated dates for payment, in the case of interest. In the event of any acceleration of the principal of the IQ Notes by reason of mandatory or optional redemption and insufficient funds are available for redemption of all the outstanding IQ Notes, the Insurer will remain obligated to pay principal of and interest on any outstanding IQ Notes on the originally scheduled interest and principal payment dates. In the event of any acceleration of the principal of any of the IQ Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

     In the event the Note Trustee has notice that any payment of principal of or interest on an IQ Note, which has become Due for Payment and which is made to a noteholder by or on behalf of us, has been deemed a preferential transfer and theretofore recovered from its registered owner, pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such registered owner will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

     The Policy does not insure any risk other than Nonpayment, as defined in the Policy. Specifically, the Policy does not cover:

          1. payment on acceleration, as a result of a call for redemption (other than mandatory sinking fund redemption) or as a result of any other advancement of maturity;

          2.   payment of any redemption, prepayment or acceleration premium;

          3. nonpayment of principal or interest caused by the insolvency or negligence of the Note Trustee or paying agent, if any.

     If it becomes necessary to call upon the Policy, payment of principal requires surrender of IQ Notes to the Insurance Trustee together with an appropriate instrument of assignment so as to permit ownership of such IQ Notes to be registered in the name of the Insurer to the extent of the payment under the Policy. Payment of interest pursuant to the Policy requires proof of noteholder entitlement to interest payments and an appropriate assignment of the noteholder's right to payment to the Insurer.

     Upon payment of the insurance benefits, the Insurer will become the owner of the IQ Note, appurtenant coupon, if any, or right to payment of principal or interest on such IQ Note and will be fully subrogated to the surrendering noteholder's rights to payment.

THE INSURER

     The Insurer is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico and the Territory of Guam. The Insurer primarily insures newly issued municipal and structured finance obligations. The Insurer is a wholly-owned subsidiary of Ambac Financial Group, Inc. (formerly, AMBAC Inc.), a 100% publicly-held company. Moody's, S&P, and Fitch, Inc. have each assigned a triple-A financial strength rating to the Insurer.

     The consolidated financial statements of the Insurer and its subsidiaries as of December 31, 2000 and December 31, 1999 and for each of the years in the three-year period ended December 31, 2000, prepared in accordance with accounting principles generally accepted in the United States of America, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc., which was filed with the Securities and Exchange Commission on March 28, 2001, Commission File No. 1-10777; and the unaudited consolidated financial statements of the Insurer and subsidiaries as of June 30, 2001 and for the periods ended June 30, 2001 and June 30, 2000, included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. for the period ended June 30, 2001, which was filed with the Securities and Exchange Commission on August 10, 2001, are incorporated by reference into this prospectus and are deemed to constitute a part of this prospectus. Any statement contained in a document incorporated by reference shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained or incorporated by reference in this prospectus also modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     All financial statements of the Insurer and its subsidiaries included in documents filed by Ambac Financial Group, Inc. with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, subsequent to the date of this prospectus and prior to the termination of the offering of the IQ Notes are deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing of the financial statements.

     The following table sets forth the capitalization of the Insurer as of December 31, 1999, December 31, 2000 and June 30, 2001, respectively, in conformity with accounting principles generally accepted in the United States of America.

                                      AMBAC ASSURANCE CORPORATION
                                         CAPITALIZATION TABLE
                                         (DOLLARS IN MILLIONS)
                                                                                             UNAUDITED
                                                   DECEMBER 31,        DECEMBER 31,           JUNE 30,
                                                       1999                2000                 2001
                                                   ------------        ------------           --------
Unearned premiums                                     $1,442              $1,556               $1,691
Other liabilities                                        524                 581                  695
                                                      ------              ------               ------
Total liabilities                                      1,966               2,137                2,386
                                                      ------              ------               ------

Stockholder's equity:
Common stock                                              82                  82                   82
Additional paid-in capital                               752                 760                  760
Accumulated other comprehensive income (loss)            (92)                 82                   77
Retained earnings                                      1,674               2,002                2,180
                                                      ------              ------               ------

Total stockholder's equity                             2,416               2,926                3,099
                                                      ------              ------               ------
Total liabilities and
Stockholder's equity                                  $4,382              $5,063               $5,485
                                                      ======              ======               ======

     For additional financial information concerning the Insurer, see the audited and unaudited financial statements of the Insurer incorporated by reference in this prospectus. Copies of the financial statements of the Insurer incorporated by reference in this prospectus and copies of the annual statement of the Insurer for the year ended December 31, 2000 prepared in accordance with statutory accounting standards are available, without charge, from the Insurer. The address of the Insurer's administrative offices and its telephone number are One State Street Plaza, 19th Floor, New York, New York 10004 and (212) 668-0340.

     The Insurer makes no representation regarding the IQ Notes or the advisability of investing in the IQ Notes and makes no representation regarding, nor has it participated in the preparation of, this prospectus other than the information supplied by the Insurer and presented under the heading "AMBAC ASSURANCE CORPORATION" in this prospectus and in the financial statements incorporated in this prospectus by reference.

                                   RATINGS

     S&P and Moody's will assign the IQ Notes the ratings of "AAA" and "Aaa," respectively, conditioned upon the issuance and delivery by the Insurer at the time of delivery of the IQ Notes of the policy, insuring the timely payment of the principal of and interest on the IQ Notes. Such ratings reflect only the views of such rating agencies, and an explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Standard & Poor's, 25 Broadway, New York, New York 10004. There is no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither we nor the Underwriter have undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the IQ Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the IQ Notes.

     At present, each of such rating agencies maintains four categories of investment grade ratings. They are for S&P--AAA, AA, A and BBB and for Moody's--Aaa, Aa, A and Baa. S&P defines "AAA" as the highest rating assigned to a debt obligation. Moody's defines "Aaa" as representing the best quality debt obligation carrying the smallest degree of investment risk.

                                UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to the Registration Statement, we have agreed to sell to Edward D. Jones & Co., L.P., the underwriter, and the underwriter has agreed to purchase from us, the entire principal amount of the IQ Notes set forth on the cover page of this prospectus.

     The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent, including the absence of any significant negative change in our business and the receipt of certain certificates, opinions and letters from us and our attorneys and independent accountants. The nature of the underwriter's obligation is such that it is committed to purchase all IQ Notes offered hereby if any of the IQ Notes are purchased.

     In addition to the underwriting discount set forth on the cover page of this prospectus, we have agreed to reimburse the underwriter for its counsel fees to the extent such fees exceed $22,500 provided such reimbursement will not exceed $27,500.

     The underwriter has advised us that it proposes to offer the IQ Notes being purchased by it directly to the public at the initial public offering price set forth on the cover page of this prospectus. The underwriter may affect such transactions by selling the IQ Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter. The offering of the IQ Notes is made for delivery when, as and if accepted by the underwriter and subject to prior sale and withdrawal, cancellation or modification of this offering without notice. The underwriter reserves the right to reject an order for the purchase of IQ Notes in whole or in part.

     Prior to this offering, there has been no public market for the IQ Notes. The underwriter has advised us that it intends to make a market in the IQ Notes. The underwriter will have no obligation to make a market in the IQ Notes, however, and may cease market making activities, if commenced, at any time. The IQ Notes will not be listed on any exchange or on the Nasdaq Stock Market.

     We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect thereof.

     In order to facilitate the offering of the IQ Notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the prices of the IQ Notes. Specifically, the underwriter may over-alot in connection with the offering, creating a short position in the IQ Notes for its own account. In addition, to cover over-allotments or to stabilize the prices of the IQ Notes, the underwriter may bid for, and purchase, IQ Notes in the open market. The underwriter may reclaim selling concessions allowed to a dealer for distributing IQ Notes in the offering, if the underwriter repurchases previously distributed IQ Notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the IQ Notes above independent market levels. The underwriter is not required to engage in these activities, and, if commenced, may end any of these activities at any time.

     We have agreed, during the period of 30 days from the date on which the IQ Notes are purchased by the underwriter, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any IQ Notes, any security convertible into or exchangeable into or exercisable for IQ Notes or any debt securities substantially similar to the IQ Notes, without the prior written consent of the underwriter.

                                   EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 are incorporated by reference in this prospectus and registration statement, in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus and upon the authority of that firm as experts in accounting and auditing.

                               LEGAL OPINIONS

     Certain legal matters will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., counsel to Florida Public Utilities. Certain legal matters will be passed upon for Edward D. Jones & Co., L.P. by Armstrong Teasdale LLP, St. Louis, Missouri.

                     WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices in New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC Maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before the termination of the offering of the IQ Notes under this prospectus:

  o  Annual report on Form 10-K for the fiscal year ended December 31, 2000;
  o  Quarterly Report on Form 10-Q for the period ended March 31, 2001;
  o  Quarterly Report and Form 10-Q for the period ended June 30, 2001; and
  o  Proxy Statement for Annual Meeting of Stockholders held on April 17,
     2001.

     Any statement contained in a document which, or a portion of which, is incorporated by reference herein shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                      Florida Public Utilities Company
                           401 South Dixie Highway
                          West Palm Beach, FL 33401
                            Attention: Secretary
                       Telephone Number: 561-832-2461
                     e-mail address: http://www.fpuc.com

     This prospectus is part of a Registration Statement which we filed with the SEC. We have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC; therefore, this prospectus does not contain all of the information included in the Registration Statement. For further information, we refer you to the
Registration Statement filed on Form S-3 (No.         ) including exhibits,
schedules, and the documents incorporated by reference therein. We have not authorized anyone to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                                 APPENDIX A

                         FORM OF REDEMPTION REQUEST

                        % SECURED INSURED QUARTERLY NOTES

                             DUE OCTOBER 1, 2031

                              (THE "IQ NOTES")

                              CUSIP NO.[     ]

The undersigned, ________________(the "Participant"), does hereby certify, pursuant to the provisions of that certain Indenture of Trust dated as of September 1, 1942, as amended (the "Indenture"), made by Florida Public Utilities Company (the "Company") and SunTrust Bank, as-Trustee (the "Trustee"), to The Depository Trust Company (the "Depositary"), the Company and the Trustee that:

     1.  [Name of deceased Beneficial Owner] is deceased.

     2.  [Name of deceased Beneficial Owner] had a $      interest in the
above referenced IQ Notes.

     3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/ trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the
undersigned, requesting that $         principal amount of said IQ Notes be
redeemed pursuant to said Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the IQ
Notes to which this Request relates redeemed.

     4. The Participant holds the interest in the IQ Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

     5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees), against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of IQ Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

     IN WITNESS WHEREOF, the undersigned has executed this Redemption
Request as of             ,     .


                       [PARTICIPANT NAME]



                       By:
                          ---------------------------------------
                       Name:
                            -------------------------------------
                       Title:
                             ------------------------------------

                                 APPENDIX B

Ambac [Logo]
                                           Ambac Assurance Corporation
                                           One State Street Plaza, 15th Floor
Financial Guaranty Insurance Policy        New York, New York 10004
                                           Telephone: (212) 668-0340

Obligor:                                   Policy Number:

Obligations:                               Premium:

                                 SPECIMEN

Ambac Assurance Corporation (Ambac), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to The Bank of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Holders, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following written notification to Ambac of Nonpayment. Upon a Holder's presentation and surrender to the Insurance Trustee of such unpaid Obligations or related coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Holder the amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and/or coupons and shall be fully subrogated to all of the Holder's rights to payment thereon.

In cases where the Obligations are issued in registered form, the Insurance Trustee shall disburse principal to a Holder only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee duly executed by the Holder or such Holder's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. The Insurance Trustee shall disburse interest to a Holder of a registered Obligation only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee, duly executed by the Holder or such Holder's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Holders' rights to payment on registered Obligations to the extent of any insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Holder" means any person other than (i) the Obligor or (ii) any person whose obligations constitute the underlying security or source of payment for the Obligations who, at the time of Nonpayment, is the owner of an Obligation or of a coupon relating to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the scheduled maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the scheduled date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the trustee or paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.


/s/ Signature                   Ambac Seal             /s/ Anne G. Gill

President                                              Secretary

Effective Date:                                        Authorized Representative

THE BANK OF NEW YORK acknowledges                      /s/ Signature
that it has agreed to perform the
duties of Insurance Trustee under                      Authorized Officer of
this Policy.                                             Insurance Trustee

Form No.: 2B-0012 (1/01)

----------------------------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE FLORIDA PUBLIC UTILITIES OR THE INSURER SINCE THE DATE HEREOF.

                            ---------------------

                              TABLE OF CONTENTS


                                                                        Page
                                                                        ----

Forward-Looking Statements................................................ 2
Prospectus Summary........................................................ 3
Our Company .............................................................. 5
Use of Proceeds........................................................... 8
Capitalization............................................................ 8
Selected Consolidated Financial
   Information............................................................ 9
Ratio of Earnings to Fixed Charges........................................ 9
Description of the IQ Notes...............................................10
Description of Pledged Bond...............................................15
Ambac Assurance Corporation...............................................19
Ratings...................................................................21
Underwriting .............................................................22
Experts...................................................................23
Legal Opinions............................................................23
Where You Can find More
   Information............................................................23
Appendix A-
   Form of Redemption Requests............................................A-1
Appendix B-
   Form of Ambac Assurance
   Corporation Insurance Policy...........................................B-1

----------------------------------------------------------------------------



----------------------------------------------------------------------------

                          FLORIDA PUBLIC UTILITIES
                                   COMPANY

                  Florida Public Utilities Company [Logo]

                                 $15,000,000

                                % SECURED INSURED
                               QUARTERLY NOTES
                                     DUE
                               OCTOBER 1, 2031



                               (IQ NOTES(SM))






                                 PROSPECTUS






                         EDWARD D. JONES & CO., L.P.




                             September   , 2001



----------------------------------------------------------------------------

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the costs and expenses payable by our Company in connection with the issuance and distribution of the IQ Notes being registered (all amounts are estimated except the SEC registration fee):


SEC Registration Fee...............................$  3,750
NASD Fee...........................................   2,000
Printing and Engraving Expenses....................  18,000
Legal Fees and Expenses............................  60,000
Recording Fees.....................................  85,000
Accounting Fees and Expenses.......................  15,000
Trustee Fees and Expenses..........................   6,000
Blue Sky and Legal Investment Fees and Expenses....   5,000
Miscellaneous......................................   5,000
                                                   --------
       Total.......................................$199,750
                                                   ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under the Florida Business Corporation Act (the "FBCA"), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his duties as a director and (2) the director's breach of, or failure to perform, those duties constitutes: (a) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (c) a circumstance under which an unlawful distribution is made; (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him or her and incurred by him or her in his or her capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the FBCA.

      Under the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with the proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his conduct was unlawful.

      However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

      The FPUC By-laws provide that FPUC shall, to the extent legally permissible, indemnify each of its directors and officers against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a director or officer, except with respect to any matter as to which he shall have been adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of FPUC; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of FPUC, after notice that it involves such indemnification, (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of FPUC; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. The right of indemnification under the FPUC By-laws shall not be exclusive of or affect any other right to which any director or officer of FPUC may be entitled.

      FPUC maintains directors' and officers' liability insurance coverage for its directors and officers. This coverage insures these persons against certain losses that may be incurred by them in their respective capacities as directors or officers, with respect to which they may or may not be indemnified under the provisions of FPUC's Certificate of Re-Incorporation or Bylaws or the applicable provisions of the FBCA.

      Reference is made to Section 8 of the form of Underwriting Agreement filed as Exhibit 1 hereto for a description of the indemnification
         ---------
arrangements for offerings made pursuant to such agreement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibit:

         Exhibit No.    Description of Exhibit
         -----------    ----------------------

            1           Form of Underwriting Agreement

            4.1 Indenture (including forms of IQ Notes and Redemption Request), dated as of September 1, 2001, between registrant and SunTrust Bank, Trustee

            4.2 14th Supplemental Indenture, dated as of September 1, 2001, between Registrant and SunTrust Bank, Trustee

            5           Opinion of Akerman, Senterfitt & Eidson, P.A.

            12 Statement regarding computation of ratio of earnings to fixed charges.

            23.1 Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit 5)

            23.2        Consent of Deloitte & Touche LLP

            23.3        Consent of KPMG LLP

            24 Power of Attorney (included on signature page of this Registration Statement)

            25 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of SunTrust Bank, as Trustee.

ITEM 17. UNDERTAKINGS.

         A.   The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                   (i)    To include any prospectus required by Section 10
      (a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

              Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.   The undersigned Registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Palm Beach and State of Florida on the 31st day of August, 2001.


                                       Florida Public Utilities Company




                                       By: /s/ John T. English
                                          -----------------------------------
                                          John T. English
                                          President and Chief Executive Officer


      Each person whose signature appears below constitutes and appoints John
T. English and Jack R. Brown his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign a Registration Statement pursuant to Section 462(b) of the Securities Act, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                               Title                        Date
        ---------                               -----                        ----


/s/ John T. English             President, Chief Executive Officer,     August 31, 2001
--------------------------      and Director
John T. English



/s/ George M. Bachman           Chief Financial Officer and Treasurer   August 31, 2001
--------------------------      (Principal Financial and Accounting
George M. Bachman               Officer)



/s/ E. James Carr, Jr.          Director                                August 31, 2001
--------------------------
E. James Carr, Jr.


                                       II-6


        Signature                Title                           Date
        ---------                -----                           ----


                                Director                              2001
--------------------------                                 ---------,
Franklin C. Cressman


/s/ Daniel Downey               Director                   August 31, 2001
--------------------------
Daniel Downey


/s/ Richard C. Hitchins         Director                   August 31, 2001
--------------------------
Richard C. Hitchins


/s/ Gordon O. Jerauld           Director                   August 31, 2001
--------------------------
Gordon O. Jerauld


/s/ Paul L. Maddock, Jr.        Director                   August 31, 2001
--------------------------
Paul L. Maddock, Jr.


/s/ Rudy E. Schupp              Director                   August 31, 2001
--------------------------
Rudy E. Schupp


/s/ Ellen Terry Benoit          Director                   August 31, 2001
--------------------------
Ellen Terry Benoit






                                       II-7